Exhibit 99.1

Immunovant Reports Financial Results and Recent Business Updates for the Quarter Ended December 31, 2022

•A Phase 1 clinical trial of IMVT-1402 is on track to be initiated in early calendar year 2023

•A Phase 3 clinical trial of batoclimab in thyroid eye disease (TED) and a Phase 2b clinical trial in chronic inflammatory demyelinating polyneuropathy (CIDP) were initiated, as expected

•Phase 3 clinical trial of batoclimab in myasthenia gravis (MG) is ongoing

•Cash balance of approximately $433 million as of December 31, 2022

NEW YORK, February 3, 2023 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company committed to enabling normal lives for people with autoimmune diseases, today reported recent company updates and financial results for its fiscal third quarter ended December 31, 2022.

“We entered 2023 with renewed enthusiasm, energized by our clinical development progress and our goal to provide potentially best-in-class anti-FcRn therapies for people with autoimmune disorders,” said Pete Salzmann, M.D., chief executive officer at Immunovant. “With an expected cadence of multiple data readouts beginning mid-2023, we believe we are poised for a transformative year for the class.”

Recent Clinical Development Updates:
IMVT-1402:
Immunovant plans to initiate a Phase 1 clinical trial of IMVT-1402 in early calendar year 2023, contingent on clearance of its IND application, with initial data readout from this trial expected in mid-calendar year 2023.

Batoclimab:
A Phase 3 clinical trial in TED was initiated, with topline results from the TED program (consisting of two Phase 3 clinical trials) expected in the first half of calendar year 2025.

A pivotal Phase 2b clinical trial in CIDP was initiated, with initial results from period 1 expected in the first half of calendar year 2024.

As previously disclosed, Immunovant expects to have initial results from a Phase 2 clinical trial in Graves’ disease in the second half of calendar year 2023, and expects to have top-line results from the MG clinical trial in the second half of calendar year 2024.
Based on strategic portfolio considerations, Immunovant has decided to preserve warm autoimmune hemolytic anemia (WAIHA) as a potential indication for IMVT-1402 and not pursue a WAIHA indication for batoclimab.

Financial Highlights for Fiscal Third Quarter Ended December 31, 2022:
Cash Position: As of December 31, 2022, Immunovant’s cash and cash equivalents totaled $432.6 million, which is expected to fund operations into the second half of calendar year 2025.

R&D Expenses: Research and development expenses were $42.3 million for the three months ended December 31, 2022, compared to $29.8 million for the three months ended December 31, 2021. The increase was primarily due to increased personnel-related expenses, costs related to the research and development of IMVT-1402, and higher batoclimab program-specific research and development costs (including contract manufacturing costs). These increases were partially offset by lower cross-indication clinical studies and clinical research costs.

IPR&D Expenses: Acquired in-process research and development expenses were $10.0 million for the three months ended December 31, 2022, related to the achievement of a development and regulatory milestone for batoclimab in MG as specified in the HanAll agreement. There were no acquired in-process research and development expenses for the three months ended December 31, 2021.

G&A Expenses: General and administrative expenses were $11.8 million for the three months ended December 31, 2022, compared to $11.5 million for the three months ended December 31, 2021. The increase was primarily due to higher personnel-related expenses and information technology costs, partially offset by lower financial advisory, legal and other professional fees.

Net Loss: Net loss was $63.2 million ($0.49 per common share) for the three months ended December 31, 2022, compared to $41.4 million ($0.36 per common share) for the three months ended December 31, 2021. Net loss for the three months ended December 31, 2022 and 2021 included $8.9 million and $10.2 million, respectively, related to non-cash stock-based compensation expense.

Common Stock: As of December 31, 2022, there were 129,260,254 shares of common stock issued and outstanding.

Financial Highlights for Fiscal Nine Months Ended December 31, 2022:
R&D Expenses: Research and development expenses were $108.4 million for the nine months ended December 31, 2022, compared to $69.8 million for the nine months ended December 31, 2021. The increase was primarily due to increased personnel-related expenses, costs related to the research and development of IMVT-1402, and higher batoclimab program-specific research and development costs (including contract manufacturing costs).

IPR&D Expenses: Acquired in-process research and development expenses were $10.0 million for the nine months ended December 31, 2022, related to the achievement of a development and regulatory milestone for batoclimab in MG as specified in the HanAll agreement. There were no acquired in-process research and development expenses for the nine months ended December 31, 2021.

G&A Expenses: General and administrative expenses were $35.6 million for the nine months ended December 31, 2022, compared to $39.0 million for the nine months ended December 31, 2021. The decrease was primarily due to lower financial advisory, legal, and other professional fees, partially offset by higher personnel-related expenses and information technology costs.

Net Loss: Net loss was $151.5 million ($1.26 per common share) for the nine months ended December 31, 2022, compared to $109.6 million ($1.02 per common share) for the nine months ended December 31, 2021. Net loss for the nine months ended December 31, 2022 and 2021 included $24.8 million and $22.4 million, respectively, related to non-cash stock-based compensation expense.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage biopharmaceutical company dedicated to enabling normal lives for people with autoimmune diseases. As a leader in FcRn inhibitor technology, the Company is boldly developing innovative therapies for a range of debilitating autoimmune diseases with significant unmet patient needs. For additional information on the Company, please visit www.immunovant.com.

Forward-Looking Statements
This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s expectations regarding the timing, design and results of clinical trials of its product candidates and indication selections; Immunovant's plan to develop batoclimab and IMVT-1402 across a broad range of autoimmune indications; Immunovant's beliefs regarding its cash runway; and the potential benefits of batoclimab’s and IMVT-1402’s unique product attributes. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; results of animal studies may not be predictive of results in humans; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the timing of the commencement of additional clinical trials and resumption of current trials; Immunovant’s scientific approach, clinical trial design, indication selection and general development progress; future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of the ongoing COVID-19 pandemic, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of batoclimab and IMVT-1402; Immunovant is at an early stage in development of for IMVT-1402 and in various stages of clinical development for batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s most recent Annual Report on Form 10-K, its Form 10-Q to be filed with the SEC on February 3, 2023, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$42,252	$29,756	$108,420	$69,822
Acquired in-process research and development	10,000	—	10,000	—
General and administrative	11,775	11,515	35,597	38,984
Total operating expenses	64,027	41,271	154,017	108,806
Interest income, net	(2,944)	—	(4,098)	—
Other expense	1,757	114	609	825
Loss before provision (benefit) for income taxes	(62,840)	(41,385)	(150,528)	(109,631)
Provision (benefit) for income taxes	387	—	1,000	(72)
Net loss	$(63,227)	$(41,385)	$(151,528)	$(109,559)
Net loss per common share – basic and diluted	$(0.49)	$(0.36)	$(1.26)	$(1.02)
Weighted-average common shares outstanding – basic and diluted	128,574,190	115,025,191	120,665,299	107,447,745

IMMUNOVANT, INC.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share data)

	December 31,	March 31,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$432,608	$493,817
Accounts receivable	704	12,229
Prepaid expenses and other current assets	21,110	6,885
Total current assets	454,422	512,931
Operating lease right-of-use assets	1,459	2,303
Property and equipment, net	362	330
Total assets	$456,243	$515,564
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,004	$18,629
Accrued expenses	26,050	24,746
Current portion of operating lease liabilities	1,205	1,145
Total current liabilities	41,259	44,520
Operating lease liabilities, net of current portion	306	1,219
Total liabilities	41,565	45,739
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at December 31, 2022 and March 31, 2022	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2022 and March 31, 2022	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 129,260,254 shares issued and outstanding at December 31, 2022 and 500,000,000 shares authorized, 116,482,899 shares issued and outstanding at March 31, 2022	13	12
Additional paid-in capital	920,197	824,796
Accumulated other comprehensive income	1,383	404
Accumulated deficit	(506,915)	(355,387)
Total stockholders’ equity	414,678	469,825
Total liabilities and stockholders’ equity	$456,243	$515,564

Contact:
Chau Cheng, PhD, MBA
Vice President, Investor Relations
Immunovant, Inc.
info@immunovant.com